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                            [JENNY CRAIG LETTERHEAD]

                                                                    EXHIBIT 10.2

December 3, 1998

Philip Voluck
13611 Mercado Drive
Del Mar, CA 92014

     Re: Amendment

Dear Phil:

This letter constitutes an amendment to your offer letter of employment dated July 7, 1998. Except to the extent set forth herein, all terms and conditions of that July 7 letter remain in full force and effect.

1.   Your position will be President and Chief Operating Officer.

2. Your duties for this position will be those outlined in the July 7, 1998 letter and others as set forth from time to time by the Chairman, CEO and Board of Directors.

3. Your annual compensation will be four hundred thousand dollars ($400,000) per year payable on a bi-monthly basis.

4. You will receive an additional option to purchase four hundred thousand (400,000) shares of common stock of the Company in concert with the Company's Stock Option Plan. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on December 3, 1998. The vesting period for options will be over a four (4) year period in four annual equal installments of twenty five percent (25%), the first of which will vest on December 3, 1999. If your employment is terminated by the Company without cause, all options not then exercisable will become exercisable.

5. Your employment shall continue unless you resign or are terminated with or without cause as set forth in the July 7 letter. If your employment is terminated by the Company without cause, or by you within ninety days following a change of control of the Company, you will receive a severance equal to your then current annual salary payable in twelve equal monthly installments. If your employment is terminated, all compensation, benefits and rights you may have under this amendment and the July 7
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letter will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this amendment, "cause" shall mean your death, disability (the inability to perform services for a period of 120 days in any consecutive 12 month period), a breach of this amendment or the July 7 letter or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business.

If the terms and conditions set forth in this letter are acceptable to you, please execute the original of this letter and return it to my attention.

Sincerely,                                       Accepted and Agreed:

/s/ SIDNEY H. CRAIG                              /s/ PHILIP VOLUCK
                                                 ---------------------
Sidney H. Craig                                  Philip Voluck
Chairman & CEO
                                                 Dated: 11-30-98